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Avista Corp. Reports Financial Results for Third Quarter and Year-to-Date 2017 and Revises 2017 Earnings Guidance

SPOKANE, Wash. – Nov. 1, 2017, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $4.5 million, or $0.07 per diluted share for the third quarter of 2017, compared to $12.2 million, or $0.19 per diluted share for the third quarter of 2016. For the nine months ended Sept. 30, 2017, net income attributable to Avista Corp. shareholders was $88.3 million, or $1.37 per diluted share, compared to $97.1 million, or $1.53 per diluted share for the nine months ended Sept. 30, 2016.

"Our 2017 consolidated earnings for the third quarter and year-to-date decreased compared to the same periods in 2016, due to acquisition costs, increased operating expenses, depreciation and interest expense. The decreases in earnings were partially offset by lower resource costs, general rate increases in Idaho and Oregon and customer growth," said Scott Morris, chairman, president and chief executive officer of Avista Corp.

"We are revising our consolidated earnings guidance range to $1.75 to $1.90 per diluted share from our previous range of $1.80 to $2.00 per diluted share. The revision is due to an estimated $0.20 to $0.25 of acquisition costs for 2017, which were not included in our previous range, partially offset by lower power supply costs, operating expenses and net financing expenses when compared to our original guidance range.

"During the third quarter, we filed certain regulatory applications requesting orders to approve the proposed acquisition by Hydro One. We also distributed our definitive proxy associated with a special meeting of Avista Corp. shareholders to vote on the transaction. We continue to work toward completing the transaction in the second half of 2018.

"We recently filed a settlement agreement related to our 2017 Idaho electric and natural gas general rate cases, which, if approved, will provide rate increases in 2018 and 2019. Also, the Oregon Public Utility Commission approved our settlement agreement to our 2016 general rate case, which provided rate increases on Oct. 1 and Nov. 1.

"Alaska Electric Light and Power Company (AEL&P) continues to have a solid year and is on-track to meet our original expectations. In addition, we recently filed a settlement agreement related to our 2016 electric general rate case, which, if approved, will make the interim rate increases permanent," Morris said.

Summary Results: Avista Corp.’s results for the third quarter of 2017 and the nine months ended Sept. 30, 2017 (year-to-date) as compared to the respective periods in 2016 are presented in the table below (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	2017	2016	2017	2016
Net Income (Loss) by Business Segment:
Avista Utilities	$5,419	$12,673	$85,623	$94,431
AEL&P	427	866	5,961	4,885
Other	(1,395)	(1,305)	(3,246)	(2,179)
Total net income attributable to Avista Corp. shareholders	$4,451	$12,234	$88,338	$97,137

Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.08	$0.20	$1.33	$1.49
AEL&P	0.01	0.01	0.09	0.08
Other	(0.02)	(0.02)	(0.05)	(0.04)
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.07	$0.19	$1.37	$1.53

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the third quarter of 2017 and the nine months ended Sept. 30, 2017 as compared to the respective periods in 2016, as well as the various factors that caused such change (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2016 consolidated earnings	$12,234	$0.19	$97,137	$1.53

Changes in net income and diluted earnings per share:
Avista Utilities
Electric gross margin (including intracompany) (b)	2,848	0.04	5,433	0.08
Natural gas gross margin (including intracompany) (c)	(128)	—	5,486	0.09
Other operating expenses (d)	(1,264)	(0.02)	(1,493)	(0.02)
Acquisition costs (e)	(6,354)	(0.10)	(7,497)	(0.12)
Depreciation and amortization (f)	(1,651)	(0.03)	(5,143)	(0.08)
Interest expense (g)	(1,494)	(0.02)	(4,424)	(0.07)
Other (h)	84	—	(2,343)	(0.04)
Effective income tax rate (i)	705	0.01	1,173	0.02
Dilution on earnings	n/a	—	n/a	(0.02)
Total Avista Utilities	(7,254)	(0.12)	(8,808)	(0.16)

AEL&P earnings (j)	(439)	—	1,076	0.01
Other businesses earnings (k)	(90)	—	(1,067)	(0.01)

2017 consolidated earnings	$4,451	$0.07	$88,338	$1.37

Analysis of 2017 Consolidated Earnings

(a)
The tax impact of each line item, except acquisition costs, was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.69 percent. See items (e) and (i) below for further discussion of the acquisition costs and our effective tax rate.

(b)	Electric gross margin (operating revenues less resource costs) increased for both the third quarter and year-to-date, primarily due to the following:

•	An increase in retail electric rates due to a general rate increase in Idaho;

•	An increase in retail electric revenues compared to the prior year resulting from customer growth and an increase in non-decoupled electric revenues (industrial);

•	Recognition of decoupling revenue from prior years that had not met revenue recognition criteria until the current year; and

•
A decrease in electric resource costs primarily due to a decrease in purchased power and fuel for generation, which resulted from a decrease in thermal generation and an increase in hydroelectric generation. For the third quarter of 2017, we had a $1.0 million pre-tax expense under the ERM in Washington, compared to a $1.6 million pre-tax expense for the third quarter of 2016. For the nine months ended Sept. 30, 2017, we recognized a pre-tax benefit of $3.6 million under the ERM compared to a benefit of $2.7 million for the nine months ended Sept. 30, 2016.

(c)	Natural gas gross margin (operating revenues less resource costs) decreased for the third quarter but increased for the year-to-date. The fluctuations were primarily due to the following:

•	General rate increase in Oregon;

•	An increase in retail natural gas revenues compared to the prior year resulting from customer growth; and

•	Recognition of decoupling revenue from prior years that had not met revenue recognition criteria until the current year.

•
For the third quarter of 2017, the increases above were offset by a change in the provision for earnings sharing, which reduced natural gas gross margin when compared to the corresponding period in 2016.

(d)
Other operating expenses for the third quarter and year-to-date 2017 increased as a result of an increase in generation and distribution maintenance costs. The increases were partially offset by decreases in pension, other postretirement benefit and medical expenses.

(e)
Acquisition costs were $6.7 million for the third quarter of 2017 and $8.0 million for the year-to-date 2017 pre-tax, which are not being passed through to customers. However, the majority of acquisition costs, which reduce income before income taxes, are not deductible for tax purposes and thus do not reduce income tax expense. The amount included in this line includes the impact of the non-deductible portion of expenses.

(f)	Depreciation and amortization increased for the third quarter and year-to-date 2017 due to additions to utility plant.

(g)	Interest expense increased for the third quarter and year-to-date 2017 due to additional outstanding debt during 2017 as compared to 2016 and partially due to an increase in the overall interest rate.

(h)	Other for the year-to-date 2017 increased primarily due to an increase in revenue-related taxes.

(i)
Our effective tax rate was 53.6 percent for the third quarter of 2017, compared to 38.3 percent for the third quarter of 2016, and it was 36.9 percent for the nine months ended Sept. 30, 2017, compared to 36.0 percent for the nine months ended Sept. 30, 2016. The increase in the effective tax rate during 2017 is because the majority of acquisition costs are not deductible for tax purposes.

(j)
AEL&P earnings decreased for the third quarter of 2017, but increased for the year-to-date 2017. For both the third quarter and year-to-date, there was an increase in revenue due to an interim general rate increase, higher electric loads and a slight increase in residential and commercial customers. During the third quarter of 2017, there was a customer refund recorded related to a settlement agreement reached in AEL&P's electric general rate case, which mostly offset the revenue increase for the quarter. There was also an increase in operating expenses for both the third quarter and year-to-date 2017.

(k)
Losses at our other businesses for both the third quarter and year-to-date 2017 were due to renovation expenses and increased compliance costs at one of our subsidiaries and the recognition of our portion of net losses from our equity investments.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The tables above and below include electric gross margin and natural gas gross margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP). The presentation of electric gross margin and natural gas gross margin for Avista Utilities is intended to supplement an investor's understanding of Avista Utilities' operating performance. We use these measures to determine whether the appropriate amount of revenue is being collected from customers to allow for the recovery of energy resource costs and operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. We present electric and natural gas gross margin separately since each business has different cost sources, cost recovery mechanisms and jurisdictions. These measures are not intended to replace income from operations as determined in accordance with GAAP as an indicator of operating performance. The calculations of electric and natural gas gross margins are presented below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting gross margin (pre-tax and after-tax) for the three and nine months ended Sept. 30 (dollars in thousands):

	Operating Revenues	Resource Costs	Gross Margin (Pre-Tax)	Income Taxes (a)	Gross Margin (Net of Tax)
For the three months ended Sept. 30, 2017:
Electric	$231,419	$79,598	$151,821	$55,703	$96,118
Natural Gas	79,938	55,499	24,439	8,966	15,473
Less: Intracompany	(30,581)	(30,581)	—	—	—
Total	$280,776	$104,516	$176,260	$64,669	$111,591
For the three months ended Sept. 30, 2016:
Electric	$237,768	$90,445	$147,323	$54,053	$93,270
Natural Gas	83,335	58,693	24,642	9,041	15,601
Less: Intracompany	(33,910)	(33,910)	—	—	—
Total	$287,193	$115,228	$171,965	$63,094	$108,871
For the nine months ended Sept. 30, 2017:
Electric	$725,695	$239,900	$485,795	$178,238	$307,557
Natural Gas	330,580	190,061	140,519	51,556	88,963
Less: Intracompany	(63,371)	(63,371)	—	—	—
Total	$992,904	$366,590	$626,314	$229,794	$396,520
For the nine months ended Sept. 30, 2016:
Electric	$735,361	$258,147	$477,214	$175,090	$302,124
Natural Gas	319,700	187,846	131,854	48,377	83,477
Less: Intracompany	(65,080)	(65,080)	—	—	—
Total	$989,981	$380,913	$609,068	$223,467	$385,601

(a)	Income taxes were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 36.69 percent.

Liquidity and Capital Resources

We have a $400.0 million committed line of credit that expires in April 2021. As of Sept. 30, 2017, we had $161.1 million of available liquidity under this line of credit. We also had $25.0 million of available liquidity under AEL&P's committed line of credit that expires in November 2019.
In September 2017, we entered into a bond purchase agreement to issue $90.0 million of first mortgage bonds in December 2017. No further long-term debt issuances are planned for 2017. In the fourth quarter, we expect to issue up to $70.0 million of common stock in order to fund planned capital expenditures and/or repay short-term debt incurred for such purpose. We have 2.2 million shares remaining to be issued under our sales agency agreements.
In addition, during the third quarter of 2017, we filed income tax refund claims for 2014 and 2015 to utilize net operating losses and investment tax credits, and we received an income tax refund of approximately $41.7 million during the fourth quarter of 2017.
Avista Utilities' capital expenditures were $283.1 million for the nine months ended Sept. 30, 2017, and we expect Avista Utilities' capital expenditures to total about $405.0 million in 2017.

AEL&P's capital expenditures were $4.8 million for the nine months ended Sept. 30, 2017, and we expect AEL&P's capital expenditures to total about $7.0 million in 2017.

2017 Earnings Guidance and Outlook

We are revising our consolidated earnings guidance range to $1.75 to $1.90 per diluted share from our previous range of $1.80 to $2.00 per diluted share. The revision is due to an estimated $0.20 to $0.25 of acquisition costs for 2017, which were not included in our previous range, partially offset by lower power supply costs, operating expenses and net financing expenses when compared to our original guidance range.

We expect Avista Utilities to contribute in the range of $1.71 to $1.80 per diluted share for 2017, including acquisition costs, which represents a change from our previous range of $1.71 to $1.85 per diluted share. The difference in our earnings guidance range is primarily due to the inclusion of $0.20 to $0.25 per diluted share of acquisition costs, partially offset by lower resource costs, operating expenses and net financing expenses. The midpoint of Avista Utilities' previous guidance range included $0.07 of expense under the ERM, which was within the 90 percent customers/10 percent shareholders sharing band. Our current expectation for the ERM is a benefit position within the $4 million deadband, which is an improvement of $0.07 to $0.09 per diluted share from our original guidance. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year.

For 2017, we continue to expect AEL&P to contribute in the range of $0.10 to $0.14 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.

We expect the other businesses to be between a loss of $0.06 and a loss of $0.04 per diluted share, which includes costs associated with exploring strategic opportunities. This represents a change from our previous range of a loss of $0.01 to a gain of $0.01 per diluted share. The change is due to renovation expenses at one of our subsidiaries and the recognition of our portion of net losses from our equity investments.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Nov. 1, 2017, at 10:30 a.m. EDT to discuss this news release. The call will be available at (888) 771-4371, Confirmation number: 45765896. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 8, 2017. Call (888) 843-7419, confirmation number 45765896#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 379,000 customers and natural gas to 343,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns), which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; deterioration in the creditworthiness of our customers; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs and commodity costs and discretion over allowed return on investment; possibility that our integrated resource plans for electric and natural gas will not be acknowledged by the state commissions, which could result in future resource acquisitions based on the integrated resource plans, which are later deemed imprudent; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations affecting our ability to utilize or resulting in the obsolescence of our power supply resources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power; wildfires caused by our electric transmission or distribution systems that may result in injuries to the public or property damage; injuries to the public or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel receptacles within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or disruptions to the supply chain; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the extensive cost of replacement power (diesel); changing river regulation at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or the introduction of new technology that may create new cyber security risk; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; non-regulated activities may increase earnings volatility; failure to complete the proposed acquisition could negatively impact the market price of Avista Corp.'s common stock or result in termination fees that could have a material adverse effect on our results of operations, financial condition, and cash flows; the proposed acquisition of the Company by Hydro One has resulted in multiple shareholder class action lawsuits against the Company and its board of directors that could have a material adverse effect on our results of operations, financial condition, and cash flows and could delay or preclude consummation of the transaction; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; policy and/or legislative changes resulting from the new presidential administration in various regulated areas, including, but not limited to, potential tax reform, environmental regulation and healthcare regulations; and the risk of municipalization in any of our service territories.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2017. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Year-to-Date
	2017	2016	2017	2016
Operating revenues	$297,096	$303,349	$1,048,067	$1,040,360
Operating expenses:
Utility resource costs	108,568	118,737	376,905	390,271
Other operating expenses	84,382	81,916	252,822	248,467
Acquisition costs	6,730	—	8,004	—
Depreciation and amortization	43,105	40,433	128,078	119,683
Utility taxes other than income taxes	23,269	22,669	79,733	74,669
Total operating expenses	266,054	263,755	845,542	833,090
Income from operations	31,042	39,594	202,525	207,270
Interest expense, net of capitalized interest	23,272	21,289	69,258	62,421
Other income - net	(1,841)	(1,562)	(6,598)	(7,025)
Income before income taxes	9,611	19,867	139,865	151,874
Income tax expense	5,153	7,606	51,548	54,661
Net income	4,458	12,261	88,317	97,213
Net loss (income) attributable to noncontrolling interests	(7)	(27)	21	(76)
Net income attributable to Avista Corp. shareholders	$4,451	$12,234	$88,338	$97,137
Weighted-average common shares outstanding (thousands), basic	64,412	63,857	64,392	63,282
Weighted-average common shares outstanding (thousands), diluted	64,892	64,325	64,638	63,687

Earnings per common share attributable to Avista Corp. shareholders:
Basic	$0.07	$0.19	$1.37	$1.53
Diluted	$0.07	$0.19	$1.37	$1.53
Dividends declared per common share	$0.3575	$0.3425	$1.0725	$1.0275
Issued Nov. 1, 2017

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	September 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$14,716	$8,507
Accounts and notes receivable	125,595	180,265
Other current assets	176,323	162,569
Total net utility property	4,303,164	4,147,500
Other non-current assets	149,241	141,443
Regulatory assets for deferred income taxes	123,449	109,853
Regulatory assets for pensions and other postretirement benefits	230,988	240,114
Regulatory asset for interest rate swaps	170,079	161,508
Other regulatory assets	145,483	152,670
Other deferred charges	13,194	5,326
Total Assets	$5,452,232	$5,309,755
Liabilities and Equity
Accounts payable	$72,777	$115,545
Current portion of long-term debt and capital leases	277,626	3,287
Short-term borrowings	106,298	120,000
Other current liabilities	216,550	168,696
Long-term debt and capital leases	1,491,789	1,678,717
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	284,263	273,983
Pensions and other postretirement benefits	216,464	226,552
Deferred income taxes	903,943	840,928
Non-current unsettled interest rate swap derivative liabilities	1,330	28,705
Other non-current liabilities, regulatory liabilities and deferred credits	158,699	153,319
Total Liabilities	3,781,286	3,661,279
Equity
Avista Corporation Shareholders' Equity:
Common stock (64,414,572 and 64,187,934 outstanding shares)	1,077,215	1,075,281
Retained earnings and accumulated other comprehensive loss	593,112	573,446
Total Avista Corporation Shareholders' Equity	1,670,327	1,648,727
Noncontrolling interests	619	(251)
Total Equity	1,670,946	1,648,476
Total Liabilities and Equity	$5,452,232	$5,309,755
Issued Nov. 1, 2017